Casey’s Gross Profit Continues to Climb

Ankeny, Iowa, March 6, 2008—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.26 in earnings per share from continuing operations for the third quarter of fiscal 2008 ended January 31, 2008 compared with $0.22 for the same quarter a year ago. Year to date, earnings from continuing operations were $1.39 per share compared with $0.90 for the same period of fiscal 2007. “We performed very well in the third quarter,” said President and CEO Robert J. Myers. “Earnings per share were driven by higher-than-goal gas margins and strong results from inside sales.” For the quarter, overall gross profit increased 14.7% to $159.9 million; for the nine months, it grew 22.6% to $527 million.

Gasoline—Casey’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.7 cents per gallon. Against tough comparatives and near-record retail prices, same-store gallons sold were down 3.9% for the quarter and down 1.8% year to date. For the nine months, total gallons sold were up 2.9% to 923.8 million. Myers linked decreased demand in the third quarter to a 37% increase in the average retail price of gasoline and added, “Our customer counts remained positive despite the rise in prices at the pump, but customers purchased fewer gallons per visit.” Favorable market conditions produced an average gasoline margin of 13.5 cents per gallon for the quarter and 14.3 cents per gallon for the year to date. Gasoline gross profit was up 48.2% for the nine months.

Grocery & Other Merchandise—The Company’s annual goal is to increase same-store sales 4.3% with an average margin of 32.2%. “For the sixteenth consecutive quarter, we increased same-store sales,” said Myers. “Benefiting from steady customer traffic, same-store sales were up 5.4% for the third quarter and 8.5% for the year to date.” Total sales for the quarter increased 6.5% with an average margin of 31.9% and were up 12.7% for the nine months with an average margin of 33.1%. The Company achieved a 16.6% gain in gross profit for the year to date, aided in part by the continued popularity of higher-margin beverage products.

Prepared Food & Fountain—The annual goal is to increase same-store sales 8.4% with an average margin of 62%. Same-store sales were up 8.4% for the quarter and 9.5% for the year to date. Third-quarter total sales were up 9.8% with an average margin of 63.6%, and nine-month total sales were up 13.1% with an average margin of 62.8%. For the year to date, gross profit was up 14.2%. “This category’s excellent performance once again proves the value of applying point-of-sale data and refining our marketing strategies,” said Myers. “As we expected, we paid more for cheese after the locked-in price expired December 31. Strategic price increases taken earlier in the quarter allowed us to cover that cost and expand our margin.”

Operating Expenses—It is the Company’s ongoing annual goal to hold the percentage increase in operating expenses to less than the percentage increase in gross profit. “In every earnings release, we reinforce our Company-wide commitment to driving gross profit dollars and managing expenses,” said Myers. For the nine months, Casey’s held operating expenses to a 17.6% increase and grew gross profit 22.6% to $527 million. Myers stated, “We’re on target to make our goal despite the increase in expenses outpacing growth in profit for the third quarter. The increase was due mainly to weather-related costs for utilities, snow removal, and insurance claims combined with increased credit card fees.”

Expansion—Casey’s goal is to acquire 50 stores and build 10 new stores by April 30, 2008. As of January 31, the Company had acquired 6 stores and built no new stores. Myers stated, “The acquisition environment continues to be challenging and it appears unlikely we will achieve this goal. We believe high gasoline margins in the Midwest are the primary reason for a disparity between buyer and seller expectations. We currently have written agreements to acquire 9 stores and expect most of those purchases to be completed before fiscal year-end.”

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.065 per share. The dividend is payable May 15, 2008 to shareholders of record on May 1, 2008.

Board Changes—John R. Fitzgibbon passed away on March 2. John has been a member of the Board of Directors for the past 25 years recently serving as the Chair of the Compensation Committee. “John was a tremendous resource over the years,” said Chairman Ronald M. Lamb. “His leadership and insight will be missed.” The Board also received notice of the retirement of Donald F. Lamberti as a member of the Board, effective as of March 4. “As one of our founders, Don’s many contributions to Casey’s cannot be overstated,” said Mr. Lamb. “He has been instrumental in leading the Company to where it is today and he will be greatly missed.” The Board elected Jeffrey M. Lamberti, Don’s son and former President of the Iowa Senate, to fill the Board vacancy created by the retirement of Don Lamberti.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2008	2007	2008	2007
Net sales	$1,153,966	$919,239	$3,622,321	$3,020,610
Franchise revenue	139	175	464	537

Total revenue	1,154,105	919,414	3,622,785	3,021,147

Cost of goods sold	994,091	779,855	3,095,297	2,590,696
Operating expenses	120,526	103,248	357,645	304,061
Depreciation and amortization	17,018	16,130	50,645	47,048
Interest, net	2,317	2,878	7,012	7,960

	1,133,952	902,111	3,510,599	2,949,765

Earnings from continuing operations before income taxes and gain (loss) on discontinued operations	20,153	17,303	112,186	71,382
Federal and state income taxes	7,255	6,038	41,645	25,868

Earnings from continuing operations before gain (loss) on discontinued operations	12,898	11,265	70,541	45,514
Gain (loss) on discontinued operations, net of taxes (tax benefit) of $87, ($13), ($35), and ($126)	135	(21)	(56)	(197)

Net earnings	$13,033	$11,244	$70,485	$45,317

Basic
Earnings from continuing operations before gain (loss) on discontinued operations	$.26	$.22	$1.39	$.90
Gain (loss) on discontinued operations	—	—	—	—

Net earnings per common share	$.26	$.22	$1.39	$.90

Diluted
Earnings from continuing operations before gain (loss) on discontinued operations	$.26	$.22	$1.39	$.89
Gain (loss) on discontinued operations	—	—	—	—

Net earnings per common share	$.26	$.22	$1.39	$.89

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2008	April 30, 2007
Assets
Current assets
Cash and cash equivalents	$133,076	$107,067
Receivables	14,673	13,432
Inventories	116,525	109,702
Prepaid expenses	9,335	7,891
Income taxes receivable	4,404	2,733

Total current assets	278,013	240,825

Other assets, net of amortization	8,608	8,550
Goodwill	47,233	46,588
Property and equipment, net of accumulated depreciation of $578,985 at January 31, 2008, and of $538,121 at April 30, 2007	847,369	833,308

Total assets	$1,181,223	$1,129,271

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$39,664	$47,566
Accounts payable	127,938	134,375
Accrued expenses	61,408	52,326

Total current liabilities	229,010	234,267

Long-term debt, net of current maturities	186,703	199,504
Deferred income taxes	105,725	105,724
Deferred compensation	9,899	9,016
Other long-term liabilities	14,475	8,496

Total liabilities	545,812	557,007

Total shareholders’ equity	635,411	572,264

Total liabilities and shareholders’ equity	$1,181,223	$1,129,271

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/08	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$2,651,804	$724,682	$227,978	$17,857	$3,622,321
Gross profit	$132,205	$239,548	$143,095	$12,176	$527,024
Margin	5.0%	33.1%	62.8%	68.2%	14.5%
Gasoline gallons	923,797

Nine months ended 1/31/07
Sales	$2,159,351	$643,269	$201,599	$16,391	$3,020,610
Gross profit	$89,185	$205,380	$125,342	$10,007	$429,914
Margin	4.1%	31.9%	62.2%	61.1%	14.2%
Gasoline gallons	897,614

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	0.3%	-1.6%	-3.9%			F2008	15.8 ¢	13.6 ¢	13.5 ¢
F2007	-2.9	2.7	4.0	2.8%	1.4%	F2007	9.8	9.4	10.5	11.8 ¢	10.4 ¢
F2006	7.7	4.3	4.2	0.5	4.4	F2006	11.8	14.1	9.2	10.6	11.5

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.1%	11.2%	5.4%			F2008	34.0%	33.1%	31.9%
F2007	2.3	3.5	6.7	7.3%	4.6%	F2007	32.2	32.6	30.8	35.0%	32.7%
F2006	7.4	4.5	5.3	4.2	5.7	F2006	32.1	33.5	31.3	31.7	32.2

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.5%	10.6%	8.4%			F2008	61.7%	63.0%	63.6%
F2007	9.5	13.7	11.9	8.5%	11.0%	F2007	62.9	61.6	62.1	61.5%	62.0%
F2006	7.2	4.5	9.9	7.4	7.4	F2006	64.0	64.6	62.6	60.9	63.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 7, 2008. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.